EXHIBIT 4.5

FORBEARANCE AGREEMENT AND AMENDMENT NO. 3
TO AMENDED AND RESTATED CREDIT AGREEMENT

This Forbearance Agreement and Amendment No. 3 to the Amended and Restated Credit Agreement (this "Agreement") dated as of March 31, 2016 (the "Effective Date") is among Aly Energy Services, Inc., a Delaware corporation (the "Borrower"), each subsidiary of the Borrower party hereto (each, a "Guarantor" and collectively, the "Guarantors"), Wells Fargo Bank, National Association, as administrative agent (in such capacity, the "Administrative Agent"), issuing lender (in such capacity, the "Issuing Lender") swing line lender (in such capacity, the "Swing Line Lender"), and the Lenders (as defined below).

INTRODUCTION

A. The Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the lenders party thereto from time to time (the "Lenders") are parties to that certain Credit Agreement dated as of April 15, 2014 (as heretofore amended, the "Credit Agreement").

B. The Borrower (A) may have been unable to cause the EBITDA for the fiscal quarter ended December 31, 2015 to be greater than $1,000,000 as required under Section 6.19 of the Credit Agreement, (B) may be unable to cause the EBITDA for the fiscal quarter ended March 31, 2016 to be greater than $1,000,000 as required under Section 6.19 of the Credit Agreement, and (C) may be unable to cause the Asset Coverage Ratio as of the fiscal quarter ended March 31, 2016 to be greater than 1.25 to 1.00 as required under Section 6.21 of the Credit Agreement (collectively, the "Designated Events of Default");

C. The Borrower will acknowledge that the Designated Events of Default would, if they have occurred, constitute Events of Default arising under the Credit Agreement; and

D. The parties hereto wish to (A) provide a temporary forbearance period of the Designated Events of Default during which the Administrative Agent and the Lenders agree not to exercise certain remedies with respect to such Designated Events of Default and (B) amend certain provisions of the Credit Agreement subject to the terms and conditions set forth herein.

THEREFORE, the Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the other parties hereto hereby agree as follows:

Section 1. Defined Terms; Other Definitional Provisions. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" means "including, without limitation,". Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

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Section 2. Acknowledgement and Forbearance.

(a) Each Credit Party hereby acknowledges and agrees that the Designated Events of Default would constitute Events of Default for all purposes under the Credit Agreement and the other Credit Documents.

(b) The Lenders hereby agree, subject to the terms of this Agreement, to forbear from exercising any of the following rights and remedies arising solely as a result of the Existing Defaults until the date (the "Forbearance Termination Date") that is the earlier to occur of (i) July 10, 2016, and (ii) the date of the occurrence of Forbearance Termination Event (as defined below): (A) rights to declare the Advances then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) under Article 7 of the Credit Agreement (other than the automatic acceleration that would occur under Article 7 of the Credit Agreement in the case of an Event of Default under clause (g) of Article 7 of the Credit Agreement), (B) rights to enforce guarantees and proceed to enforce and foreclose Liens and rights to enforce the other remedies specified in the Mortgages and Security Agreement (other than, in any case, after the occurrence of an automatic acceleration under Article 7 of the Credit Agreement in the case of an Event of Default under clause (g) of Article 7 of the Credit Agreement), and (C) rights to file an involuntary bankruptcy petition against any Credit Party. Notwithstanding anything herein to the contrary, nothing herein shall prevent the Administrative Agent from exercising any other rights or remedies resulting from the Designated Events of Default.

Any of the following shall constitute a "Forbearance Termination Event" under this Agreement:

(i) the failure of any Credit Party to comply with any covenant or agreement contained in this Agreement;

(ii) any representation or warranty contained in this Agreement shall fail to be correct or misleading;

(iii) the exercise by any creditor or holder of Debt of any Credit Party of any right or remedy available to them in connection with any default under the documents governing such Debt resulting in, or giving such creditor or holder the right to initiate, (A) any foreclosure or enforcement action against any Collateral or (B) acceleration of such Debt;

(iv) the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any applicable bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding with respect to any Credit Party (regardless of whether commenced by the Borrower, any other Credit Party or any other Person);

(v) any Credit Party repudiates or asserts a defense to any obligation or liability under this Agreement, the Credit Agreement or any other Credit Document or makes or pursues a claim against the Administrative Agent, the Issuing Lender or any Lender in connection with this Agreement, the Credit Agreement or any other Credit Document;

(vi) the occurrence or existence of any Event of Default (other than the Designated Events of Default);

(vii) the Borrower's failure to provide to the Administrative Agent, on or before 5:00 p.m. Houston, Texas time, on April 10, 2016, evidence satisfactory to the Administrative Agent in its sole discretion that the Borrower has retained and employed, through its counsel or otherwise, an independent, third party financial advisor; and

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(viii) the Borrower's failure to provide to the Administrative Agent, on or before 5:00 p.m. Houston, Texas time, on May 25, 2016, a detailed plan of action prepared by the Borrower's financial advisors and in such form and level detail acceptable to the Administrative Agent and reflecting (A) (1) a proposed equity transaction, (2) a proposed asset sale transaction, or (3) any combination of an equity transaction and proposed asset sale transaction, in any event, which transaction or combination of transactions (x) would result in net cash proceeds to the Borrower of not less than $2,500,000, (y) would have terms and conditions that are reasonably capable of being met by the Borrower given the Borrower's current asset base, current financial condition, current market conditions and other current circumstances, and (z) would have terms which are otherwise reasonably acceptable to the Administrative Agent or (B) a proposed strategic plan, which could include a merger, that results in credit enhancement to the Borrower and the Lenders which plan is on terms reasonably acceptable to the Administrative Agent.

(c) The forbearance by the Lenders described above is limited to the Designated Events of Default. Such forbearance is limited to the extent expressly described herein and shall not be construed to be a consent to or a waiver of the Designated Events of Default or any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Credit Documents. The Secured Parties reserve (i) the right to exercise any rights and remedies available to the them in connection with such Designated Events of Default on and after the Forbearance Termination Date and (ii) the right to exercise any rights and remedies available to them in connection with any other present or future defaults with respect to the Credit Agreement or any other provision of any Credit Document.

(d) Each Credit Party hereby further agrees and acknowledges that (i) the Designated Events of Default have not been waived as a result of this Agreement and that such forbearance is temporary in nature, and (ii) from and after the Forbearance Termination Date, all rights and remedies of the Lenders enjoined as a result of this Section 2 shall be reinstated.

Section 3. Reduction of Commitments. The Borrower hereby reduces the Revolving Commitments down to $0, it being understood that the three Business Days' notice requirement and any other conditions precedent under Section 2.1(c) shall hereby be waived.

Section 4. Amendments to Credit Agreement.

(a) Section 2.4(c) (Mandatory) of the Credit Agreement is hereby amended by adding the following proviso to the end of clause (v) thereof:

; provided that, the foregoing requirements under this clause (v) to prepay the Advances shall not apply to Permitted Asset Sales which are permitted under Section 6.8 (d) or (e) so long as the Net Cash Proceeds thereof are applied by the Borrower and its Subsidiaries promptly applied to satisfy immediate working capital needs.

(b) Section 6.1 (Debt) of the Credit Agreement is hereby amended by replacing clause (i) therein in its entirety with the following:

(i) (A) the Obligations, and (B) Banking Services Obligations owing to Wells Fargo,

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(c) Section 6.2 (Liens) of the Credit Agreement is hereby amended by replacing the period at the end of clause (m) and adding the following new clause (n) to the end thereof:

(n) Liens on cash and deposit accounts which secure Banking Services Obligations owing to Wells Fargo so long as the aggregate principal amount secured thereby does not exceed $75,000.

(d) Section 6.8 (Sale of Assets) of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.8 Sale of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, convey, or otherwise transfer any of its assets except that (a) any Credit Party may sell inventory in the ordinary course of business, (b) any Credit Party may sell equipment in the ordinary course of business and consistent with past practices, (c) any Credit Party may sell, convey, dispose or otherwise transfer any of its assets to any other Credit Party; provided that the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) that are real property pursuant to documentation satisfactory to the Administrative Agent; (d) any Credit Party may sell, convey, dispose or otherwise transfer equipment that is obsolete or in need of replacement to third parties if (i) such Credit Party receives fair market value for such equipment, and (ii) 100% of the consideration received for such equipment is cash; and (e) the Borrower and its Subsidiaries may sell, convey, dispose or otherwise transfer any Properties not otherwise permitted under the preceding clauses (a) – (d); provided that, (i) the aggregate amount of all such sales, conveyance, dispositions and transfers shall not exceed $600,000 in any fiscal year and (ii) the Net Cash Proceeds of any such sale, conveyance, disposition or transfer made on or after March 1, 2016 shall be deposited into a blocked deposit account with Wells Fargo subject to an Account Control Agreement. The Borrower acknowledges and agrees that such blocked deposit account and the funds held therein may be Collateral for the Secured Obligations as well as Collateral specifically for the Banking Services Obligations permitted under Section 6.2(n) above. The Borrower shall be permitted to make withdrawals from such blocked deposit account so long as (i) the Borrower shall use the withdrawn cash only for working capital purposes, (ii) no Default then exists, (iii) after giving effect to each such withdrawal, such blocked deposit account shall have at least $75,000 in remaining funds, and (iv) the Borrower shall deliver a notice to the Administrative Agent specifying the amount of cash it wishes to withdrawal, which notice shall also include a certification by a Responsible Officer of the Borrower that the requirements set forth in clauses (i)-(iii) hereof are true and correct. Upon receipt by the Administrative Agent of any such notice hereunder, the Administrative Agent shall have a reasonable time to respond.

Section 5. Representations and Warranties. Each Credit Party hereby represents and warrants that: (a) the representations and warranties contained in the Credit Agreement, as amended hereby, and after giving effect to any amendments to the schedules thereto set forth herein, and the representations and warranties contained in the other Credit Documents, as amended hereby, and after giving effect to any amendments to the schedules thereto set forth herein, are true and correct in all material respects on and as of the Effective Date as if made on as and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date (except that such materiality qualifiers shall not be applicable to the extent any representations and warranties are already qualified or modified by materiality in the text thereof); (b) after giving effect to this Agreement, no Default has occurred and is continuing other than the Designated Events of Default; (c) the execution, delivery and performance of this Agreement are within the corporate or limited liability company power and authority of such Credit Party and have been duly authorized by appropriate corporate or limited liability company action and proceedings; (d) this Agreement constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; and (v) the Liens under the Credit Documents are valid and subsisting and secure the Credit Parties' obligations under such Credit Documents.

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Section 6. Conditions to Effectiveness. This Agreement shall become effective on the Effective Date and enforceable against the parties hereto upon the receipt by the Administrative Agent of this Agreement duly executed by all the parties hereto.

Section 7. Acknowledgments and Agreements.

(a) Each Credit Party acknowledges that on the date hereof (i) all outstanding Obligations are payable in accordance with their terms and each Credit Party waives any defense, offset, counterclaim or recoupment, in each case existing on the date hereof, with respect to such Obligations and (ii) the aggregate outstanding principal amount of the Obligations (including all Letter of Credit Obligations) is $20,072,882.40. Each Credit Party, Administrative Agent, Issuing Lender and each other party hereto does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and each Credit Party acknowledges and agrees that its respective liabilities and obligations under the Credit Agreement, as amended hereby, and the Guaranty are not impaired in any respect by this Agreement.

(b) The descriptions herein of the Designated Events of Default are based upon the information provided to the Lenders on or prior to the date hereof and shall not be deemed to exclude the existence of any other Defaults or Events of Default. The failure of the Lenders to give notice to any Credit Party of any such other Defaults or Events of Default is not intended to be nor shall be a waiver thereof. Each Credit Party hereby agrees and acknowledges that the Secured Parties require and will require strict performance by the Credit Parties of all of their respective obligations, agreements and covenants contained in the Credit Agreement, as amended hereby, and the other Credit Documents (including any action or circumstance which is prohibited or limited during the existence of a Default or Event of Default), and no inaction or action by any Secured Party regarding any Default or Event of Default (including but not limited to the Designated Events of Default) is intended to be or shall be a waiver thereof. Each Credit Party hereby also agrees and acknowledges that no course of dealing and no delay in exercising any right, power, or remedy conferred to any Secured Party in the Credit Agreement or in any other Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy (collectively, the "Lender Rights").

(c) For the avoidance of doubt, each Credit Party hereby also agrees and acknowledges that the forbearance provided under Section 2 above shall not operate as a waiver of or otherwise prejudice any of the rights and remedies of the Administrative Agent and the Lenders as to the Designated Events of Default or otherwise other than as expressly provided in Section 2. The Administrative Agent and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Credit Documents. Nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Credit Documents, (ii) any of the agreements, terms or conditions contained in any of the Credit Documents, (iii) any rights or remedies of the Administrative Agent or any Lender with respect to the Credit Documents, or (iv) the rights of the Administrative Agent or any Lender to collect the full amounts owing to them under the Credit Documents.

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(d) From and after the Effective Date, all references to the Credit Agreement and the Credit Documents shall mean the Credit Agreement and such Credit Documents as amended by this Agreement. This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

(e) The Borrower and each other party hereto hereby acknowledges and agrees that Advances may not be continued as, or be converted into, Eurodollar Advances.

(f) The Borrower hereby further acknowledges that, as provided in the Credit Agreement, the Swing Line facility provided therein is discretionary and that the Swing Line Lender has no obligation to make any Swing Line Advances and Swing Line Lender does not currently intend to make any Swing Line Advances. The Borrower hereby further acknowledges that such notice of intent is not required by the Credit Agreement and no course of dealing shall be established hereby.

Section 8. Financial Advisor. The Administrative Agent may retain and employ, through its counsel or otherwise, a financial advisor (such financial advisor, or any successor or replacement thereof, the "Financial Advisor"). In consideration of the agreements given herein, the Borrower acknowledges and agrees that the Borrower shall, and shall cause its Subsidiaries to, cooperate in all reasonable respects with the Financial Advisor and shall promptly provide to the Financial Advisor such information regarding the operations, business affairs, assets and financial condition of the Borrower, the Guarantors and their respective Subsidiaries as reasonably requested by the Financial Advisor. In addition, the Borrower shall, and shall cause its Subsidiaries to, permit the Financial Advisor to discuss such operations, business affairs, assets and financial condition with the officers and directors of the Borrower, the Guarantors and their respective Subsidiaries and shall make such officers and directors available to the Financial Advisor for such purpose as may be reasonably requested and during normal business hours. The Borrower acknowledges that they are required to pay all out-of-pocket costs and expenses of the Financial Advisor in accordance with Section 9.1 of the Credit Agreement.

Section 9. Reaffirmation of the Guaranty. Each Credit Party hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guaranty are in full force and effect and that such Credit Party continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Guaranteed Obligations (as defined in the Guaranty), as such Guaranteed Obligations may have been amended, extended and increased by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Credit Party under the Guaranty in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement, the Notes or any of the other Credit Documents.

Section 10. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Agreement may be executed by facsimile signature and all such signatures shall be effective as originals.

Section 11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

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Section 12. Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 13. Governing Law. This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Section 14. RELEASE. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Credit Party hereby, for itself and its successors and assigns, fully and without reserve, releases, acquits, and forever discharges each Secured Party, its respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents and affiliates (collectively the "Released Parties" and individually a "Released Party") from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted, whether absolute or contingent, whether due or to become due, whether disputed or undisputed, whether known or unknown (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY) (collectively, the "Released Claims"), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the Effective Date and are in any way directly or indirectly arising out of or in any way connected to any of this Agreement, the Credit Agreement, any other Credit Document, or any of the transactions contemplated hereby or thereby (collectively, the "Released Matters"). Each Credit Party, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 14 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled. Each Credit Party hereby further agrees that it will not sue any Released Party on the basis of any Released Claim released, remised and discharged by the Credit Parties pursuant to this Section 14. In entering into this Agreement, each Credit Party consulted with, and has been represented by, legal counsel and expressly disclaim any reliance on any representations, acts or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth herein do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The provisions of this Section 14 shall survive the termination of this Agreement, the Credit Agreement and the other Credit Documents and payment in full of the Obligations.

Section 15. Entire Agreement. This Agreement, the Credit Agreement as amended by this Agreement, the Notes, and the other Credit Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[The remainder of this page has been left blank intentionally.]

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EXECUTED to be effective as of the date first above written.

BORROWER:

ALY ENERGY SERVICES, INC.

By:	/s/ Munawar H. Hidayatallah
Munawar H. Hidayatallah
Chairman of the Board and Chief Executive Officer

GUARANTORS:

ALY OPERATING, INC.
ALY CENTRIFUGE INC.

Each by:	/s/ Munawar H. Hidayatallah
Munawar H. Hidayatallah
Chairman of the Board and Chief Executive Officer

AUSTIN CHALK PETROLEUM SERVICES CORP.
EVOLUTION GUIDANCE SYSTEMS INC.

Each by:	/s/ Alya Hidayatallah
Alya Hidayatallah
Chief Financial Officer

Signature Page to
Forbearance Agreement and Amendment No. 3 to Amended and Restated Credit Agreement

(Aly Energy Services, Inc.)

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ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent, Issuing Lender, Swing Line Lender, and sole Lender

By:	/s/ Barry Parks
Name:	Barry Parks
Title:	Director

Signature Page to
Forbearance Agreement and Amendment No. 3 to Amended and Restated Credit Agreement

(Aly Energy Services, Inc.)

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